Exhibit 4.1
3COM CORPORATION
AMENDMENT NO. 1 TO
THIRD AMENDED AND RESTATED
PREFERRED SHARES RIGHTS AGREEMENT
     This Amendment No. 1 (this “Amendment"), dated as of September 28, 2007, is made by and between 3Com Corporation., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York state trust company (the “Rights Agent”) to amend the Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002, by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Rights Agreement.
Recitals
     Whereas, Section 27 of the Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;
     Whereas, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:
Amendment
1.	Amendment of the Rights Agreement.
     1.1 Section 1 of the Rights Agreement is hereby amended by adding the following new sentence to the definition of “Acquiring Person”:
“Notwithstanding the foregoing, neither Diamond II Holdings, Inc. nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person and neither a Shares Acquisition Date nor a Distribution Date shall be deemed to occur and the Rights will not separate from the Common Shares, in each case, solely by reason of the execution, delivery, performance or consummation of the transactions contemplated pursuant to the Agreement and Plan of Merger, dated as of September 28, 2007, by and among the Company, Diamond II Holdings, Inc., and Diamond II Acquisition Corp. (including any amendment or supplement thereto, the “Merger Agreement”).”

2. No Other Amendment. Except as modified by this Amendment, the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement and is consistent with the terms thereof. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under Section 27 of the Rights Agreement. Each of Diamond II Holdings, Inc. and Diamond II Acquisition Corp. shall be an express third party beneficiary hereof.
3. Effect of Amendment. This Amendment shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement; provided, however, that this Amendment shall automatically terminate (if at all) and be of no further force or effect on the date on which the Merger Agreement is terminated in accordance with its terms. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.
4. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
5. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any term or other provision of the Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nonetheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the board of directors of the Company.
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     The parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

American Stock Transfer & Trust Company		3Com Corporation

By:	/s/ Isaac J. Kagan	By:	/s/Neal D. Goldman

Name: Isaac J. Kagan		Name: Neal D. Goldman
Title: Vice President		Title: Executive Vice President,
Chief Administrative and Legal
Officer and Secretary
[SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT]